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                                                                     EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
Sun Company, Inc. and Subsidiaries

(Millions of Dollars)
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                                                                          For the Six Months
                                                                          Ended June 30, 1996
                                                                         --------------------

                                                       (UNAUDITED)
Fixed Charges:
  Consolidated interest cost and debt expense                                 $ 40
  Interest cost and debt expense of real estate
    operations held for sale                                                     4
  Interest allocable to rental expense(b)                                       15
                                                                              ----
     Total                                                                    $ 59
                                                                              ====
Earnings:
  Consolidated loss from continuing operations
    before credit for income taxes and cumulative
    effect of change in accounting principle                                  $(81)
  Proportionate share of provision for income
    taxes of 50 percent owned but not controlled
    affiliated companies                                                         3
  Equity in income of less than 50 percent owned
    affiliated companies                                                        (7)
  Dividends received from less than 50 percent
    owned affiliated companies                                                   3
  Fixed charges                                                                 59
  Interest capitalized                                                          (1)
  Amortization of previously capitalized interest                                4
                                                                              ----
      Total                                                                   $(20)
                                                                              ====
Ratio of Earnings to Fixed Charges                                             N/A(c)
                                                                              ====
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(a)  The consolidated financial statements of Sun Company, Inc. and subsidiaries for the above period contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned)
     except those engaged in real estate and international production operations.  Real estate operations are accounted for as an investment held for sale and included in the computation of the ratio of earnings to fixed charges, while international production operations are being treated as a discontinued operation and excluded from the computation.
     (See Notes 2 and 3 to the condensed consolidated financial statements.)
     Affiliated companies over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.
(b)  Represents one-third of total operating lease rental expense which is that portion deemed to be interest.
(c)  Earnings are inadequate to cover fixed charges by $79 million.